STAR ENERGY RAISES $7.5 MILLION IN PRIVATE PLACEMENT

     Proceeds Destined For Acquisition and Development of Energy Projects in
                            Russia and Eastern Europe


New York, USA - February 12, 2007 - Star Energy (OTCBB: SERG) announced today the execution and delivery of definitive documentation for the private placement with institutional investors of senior secured convertible debentures in the aggregate principal amount of $7,500,000 (the "Notes"), less commissions and offering expenses. The Notes bear interest of eight percent (8%) annually and are due in January of 2010. The Company plans to use the proceeds from the Notes to expand its operations, pay liabilities, and to fund strategic initiatives. The transaction is expected to be completed by the close of business February 12, 2007. Rodman and Renshaw acted as placement agent for the offering. Feldman Weinstein & Smith LLP was legal counsel to the placement agent, while Troutman Sanders LLP and David Lubin & Associates, PLLC represented Star.

Patrick Kealy, Star President and CEO, said, "We have major expansion goals and raising this capital is an important step in our plans to acquire and develop energy properties in Russia and Eastern Europe."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities described in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of the terms of the private placement, the company is obligated to file a registration statement to register for resale under the Securities Act the shares of common stock issued or issuable in connection with this private placement.

About Star: Star Energy Corporation is a U.S.-based public oil and gas exploration company. One hundred percent (100%) of the company's assets are located in Russia and Eastern Europe, primarily the Samara region of Russia. The company is pursuing a strategy of seeking additional investment and acquisition opportunities in Russia and Eastern Europe with the goal of providing Western investors with access to a portfolio of natural resource licenses and operating companies. Additional information about the company can be found at www.starenergycorp.com.


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Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the recovery of oil and gas resources, the successful completion and integration of prospective acquisitions, competitive market conditions, and the ability to secure sufficient sources of financing. The actual results Star may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Star encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. Star's public filings may be viewed at www.sec.gov.

Contact:
Star Energy Corp.
317 Madison Avenue
21st Floor
New York, NY 10017
Tel. (212) 500-5006
Fax (212) 968-7691
info@starenergycorp.com

Press:
REV Solutions LLC
917-202-1445